Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170820 and 333-173051 on Form S-3, and Registration Statement Nos. 333-181281, 333-149774 and 333-167486 on Form S-8 of our report dated September 11, 2013 (September 12, 2014 as to Note 1), relating to the consolidated financial statements of Hyperdynamics Corporation and subsidiaries for the years ended June 30, 2013 and 2012, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 10-K of Hyperdynamics Corporation for the year ended June 30, 2014.

/s/ Deloitte & Touche LLP

Houston, Texas
September 12, 2014